EXHIBIT 99.1

First Citizens Reports Earnings for First Quarter 2008

RALEIGH, N.C., April 28, 2008 (PRIME NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending March 31, 2008, of $32.4 million compared to $29.0 million for the corresponding period of 2007, according to Lewis R. Holding, chairman of the board. During 2008, net income benefited from a nonrecurring investment security gain and improved net interest income. BancShares also reported higher noninterest expense and provision for credit losses.

Per share income for the first quarter of 2008 totaled $3.10, compared to $2.78 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.80 percent, compared to 0.75 percent for the first quarter of 2007. The annualized return on average equity was 8.88 percent for the first quarters of 2008 and 2007.

First quarter net interest income increased $4.4 million or 3.7 percent from the same period in 2007, due to a $782.5 million or 5.6 percent increase in average interest-earning assets. Changes in interest rates, however, continued to have an adverse impact on net interest income, causing a nine basis point reduction in the net yield on interest-earning assets during the first quarter of 2008, when compared to the same period of 2007. The taxable-equivalent yield equaled 3.41 percent during the first quarter of 2008. When compared to the fourth quarter of 2007, the net yield improved six basis points during the first quarter of 2008.

Average loans and leases increased $730.8 million or 7.1 percent during the first quarter of 2008, when compared to the same period of 2007, due to growth among commercial and revolving real estate loans. Average investment securities increased $91.4 million or 3.0 percent during the same period. Falling interest rates caused the taxable-equivalent yield on interest-earning assets to decline from 6.38 percent during the first quarter of 2007 to 6.00 percent during the first quarter of 2008.

Average interest-bearing liabilities increased by $751.2 million or 6.5 percent during the first quarter of 2008, due to higher levels of money market deposits, time deposits and master note balances. The rate on total interest-bearing liabilities decreased from 3.48 percent during the first quarter of 2007 to 3.10 percent during the same period of 2008.

The provision for credit losses equaled $10.1 million during the first quarter of 2008, an increase of $6.6 million or 86.5 percent over the same period of 2007. The higher provision for credit losses resulted from allowances established for nonaccrual loans and higher net charge-offs. Nonperforming assets at March 31, 2008, equaled $43.2 million, or 0.39 percent of loans, leases and other real estate, up $22.1 million from March 31, 2007. During the first quarter of 2008, $27.9 million of residential construction loans, primarily located in the Atlanta market, were placed on nonaccrual status due to deteriorating borrower cash flow and recognition of reductions in collateral value. Net charge-offs in the first quarter of 2008 totaled $5.3 million, compared to $2.7 million during the first quarter of 2007, a $2.6 million increase. On an annualized basis, net charge-offs for the first quarter of 2008 represented 0.19 percent of average loans and leases, compared to 0.11 percent for the same period of 2007.

Noninterest income totaled $83.7 million during the first quarter of 2008, a $14.6 million or 21.2 percent increase over 2007. The increase included an $8.1 million gain recognized in the first quarter of 2008 arising from the cash redemption of a portion of the Visa Inc. stock owned by BancShares following Visa's initial public offering. Noninterest income also benefited from growth in service charges on deposit accounts and fees generated by wealth management services. Deposit service charges increased $2.8 million or 16.5 percent during the first three months of 2008, when compared to 2007, due to higher levels of commercial service charges and overdraft fees. Income from wealth management services increased $1.5 million or 12.7 percent primarily as a result of higher broker-dealer income.

Noninterest expense equaled $145.6 million during the first quarter of 2008, an increase of $7.0 million or 5.1 percent. Salaries and wages increased $4.2 million or 7.2 percent over the same period of 2007, the result of additional staff and 2007 merit increases. Employee benefit costs increased $5.0 million during 2008, primarily due to executive retirement costs. Occupancy expense increased $1.5 million or 10.8 percent, as a result of new branch locations and costs related to the new headquarters building. Other expenses decreased $3.8 million or 9.8 percent during the first quarter of 2008, primarily due to a $3.3 million reversal of Visa member bank liabilities that were accrued in 2007 but settled as a result of Visa's initial public offering. Advertising costs declined $1.8 million during the first quarter of 2008. As of March 31, 2008, First Citizens BancShares had total assets of $16.7 billion. BancShares' banking subsidiaries, First Citizens Bank and IronStone Bank, provide a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 397 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

                        CONDENSED STATEMENTS OF INCOME
                        ------------------------------

                                              Three Months Ended March 31
  (thousands, except share data; unaudited)         2008           2007
  ------------------------------------------------------------------------
  Interest income                              $ 217,403      $ 217,637
  Interest expense                                94,826         99,448
  ------------------------------------------------------------------------
  Net interest income                            122,577        118,189
  Provision for credit
   losses                                         10,118          3,532
  ------------------------------------------------------------------------
  Net interest income
   after provision for
   credit losses                                 112,459        114,657
  Noninterest income                              83,668         69,031
  Noninterest expense                            145,641        138,595
  ------------------------------------------------------------------------
  Income before income
   taxes                                          50,486         45,093
  Income taxes                                    18,101         16,109
  ------------------------------------------------------------------------
  Net income                                   $  32,385      $  28,984
  ========================================================================
  Taxable-equivalent
   net interest income                         $ 124,430      $ 119,964
  ========================================================================
  Net income per share                            $ 3.10         $ 2.78
  Cash dividends per
   share                                           0.275          0.275
  ------------------------------------------------------------------------
  Profitability Information (annualized)
  Return on average
   assets                                           0.80%        0.75%
  Return on average
   equity                                           8.88           8.88
  Taxable-equivalent
   net yield on
   interest-earning
   assets                                           3.41           3.50
  ------------------------------------------------------------------------

                           CONDENSED BALANCE SHEETS
                           ------------------------

  (thousands, except share         March 31     December 31      March 31
  data; unaudited)                     2008           2007           2007
  -----------------------------------------------------------------------
  Cash and due from
   banks                       $    734,581   $    793,788   $    847,202
  Investment securities           3,206,137      3,236,835      3,031,798
  Loans and leases               11,029,937     10,963,904     10,262,356
  Allowance for loan
   and lease losses                (141,591)      (136,974)      (132,640)
  Other assets                    1,917,454      1,354,554      1,845,062
  ------------------------------------------------------------------------
  Total assets                 $ 16,746,518   $ 16,212,107   $ 15,853,778
  ========================================================================
  Deposits                     $ 13,226,991   $ 12,928,544   $ 12,772,532
  Other liabilities               2,033,493      1,842,355      1,738,919
  Shareholders' equity            1,486,034      1,441,208      1,342,327
  ------------------------------------------------------------------------
  Total liabilities and
   shareholders' equity        $ 16,746,518   $ 16,212,107   $ 15,853,778
  ========================================================================
  Book value per share              $142.42        $138.12        $128.64
  Tangible book value
   per share                         132.07         127.72         118.10
  ------------------------------------------------------------------------

                         SELECTED AVERAGE BALANCES
                         -------------------------

 (thousands, except shares                    Three Months Ended March 31
 outstanding; unaudited)                              2008           2007
 -------------------------------------------------------------------------
  Total assets                                $ 16,307,994   $ 15,572,613
  Investment securities                          3,183,636      3,092,261
  Loans and leases                              10,961,706     10,230,858
  Interest-earning
   assets                                       14,691,141     13,908,622
  Deposits                                      12,905,651     12,502,206
  Interest-bearing
   liabilities                                  12,309,132     11,557,940
  Shareholders' equity                           1,466,411      1,323,327
  Shares outstanding                            10,434,453     10,434,453
 -------------------------------------------------------------------------

                               ASSET QUALITY
                               -------------

  (dollars in thousands;        March 31    December 31       March 31
  unaudited)                        2008         2007             2007
  -----------------------------------------------------------------------
  Nonaccrual loans and
   leases                       $ 39,259       $ 13,021       $ 14,943
  Other real estate                3,987          6,893          6,245
  -----------------------------------------------------------------------
  Total nonperforming
   assets                       $ 43,246       $ 19,914       $ 21,188
  =======================================================================
  Accruing loans and
   leases 90 days or
   more past due                 $ 7,569        $ 7,124        $ 8,396
  Nonperforming assets
   to loans and leases
   plus other real
   estate                           0.39%        0.18%        0.21%
  Allowance for credit
   losses to total
   loans and leases                 1.35           1.32           1.36
  Net charge-offs to
   average loans and
   leases (annualized)              0.19           0.27           0.11
  -----------------------------------------------------------------------

                             CAPITAL INFORMATION
                             -------------------

  (dollars in thousands;          March 31    December 31       March 31
  unaudited)                          2008           2007           2007
  ------------------------------------------------------------------------
  Tier 1 capital               $ 1,587,221    $ 1,557,190    $ 1,484,597
  Total capital                  1,871,566      1,836,763      1,760,418
  Risk-weighted assets          12,096,013     11,961,124     11,345,016
  Tier 1 capital ratio               13.12%       13.02%       13.09%
  Total capital ratio                15.47          15.36          15.52
  Leverage capital
   ratio                              9.80           9.63           9.60
  ------------------------------------------------------------------------

CONTACT:  First Citizens BancShares
          Barbara Thompson
          (919) 716-2716